REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of MARINER HEALTH GROUP, INC.

    We have audited the accompanying consolidated balance sheets of Mariner Health Group, Inc. and subsidiaries (the "Company") as of December 31, 1994 and 1995 and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give effect to two poolings of interests as described in Notes 2 and 3 to the consolidated financial statements. We did not audit the financial statements of Pinnacle Care Corporation, whose financial statements represent 39% of consolidated revenues for the year ended December 31, 1993. These statements were examined by another auditor whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Pinnacle Care Corporation, is based solely on the report of another auditor.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the report of the other auditors, the financial statements referred to above, present fairly, in all material respects, the consolidated financial position of Mariner Health Group, Inc. and subsidiaries as of December 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                            COOPERS & LYBRAND L.L.P.


Boston, Massachusetts
May 30, 1996



                                      F-2



                  MARINER HEALTH GROUP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)



                                                                                                        DECEMBER 31,   DECEMBER 31,
                                                                                                            1994            1995
                                                                                                            ----            ----


                                                    ASSETS

Current assets:

   Cash and cash equivalents (Note 18) ...........................................................       $  37,209        $   4,086
   Accounts receivable, less allowance for doubtful accounts of $6,379 and $10,078
     respectively (Notes 2 and 5) ................................................................          55,465           92,537
   Estimated settlements due from third-party payors (Note 5) ....................................           5,770           12,915
   Prepaid expenses and other current assets .....................................................           3,307            6,757
   Deferred income tax benefit (Note 11) .........................................................           5,168            9,918
                                                                                                             -----            -----
       Total current assets ......................................................................         106,919          126,213
Property, plant, and equipment, net (Note 7) .....................................................         118,944          174,486
Goodwill, net of accumulated amortization of $17,272 and $19,084, respectively (Notes
  2 and 3) .......................................................................................          53,935           78,212
Intangible and other assets, net of accumulated amortization of $6,968 and $6,550,
  respectively (Notes 2 and 3) ...................................................................          12,880           30,144
Restricted cash and cash equivalents (Note 8) ....................................................           1,954            1,198
Deferred income tax benefit (Note 11) ............................................................           2,301            1,273
                                                                                                             -----            -----
       Total assets ..............................................................................       $ 296,933        $ 411,526
                                                                                                         =========        =========

                                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

   Current maturities of long-term debt and capital lease obligations (Note 9) ...................       $   2,194        $   5,156
   Accounts payable ..............................................................................           6,075           10,904
   Accrued payroll ...............................................................................           4,903            6,072
   Accrued vacation ..............................................................................           3,916            5,053
   Other accrued expenses ........................................................................          17,122           22,808
   Deferred income taxes (Note 11) ...............................................................            --                987
   Other liabilities .............................................................................           1,492            1,085
                                                                                                             -----            -----
       Total current liabilities .................................................................          35,702           52,065
Long-term debt and capital lease obligations (Notes 9 and 18) ....................................          24,506          107,910
Deferred income taxes (Note 11) ..................................................................           4,096            6,007
Deferred gain (Note 6) ...........................................................................           3,590            2,122
Redeemable Stock .................................................................................             891            1,030
                                                                                                               ---            -----
       Total liabilities .........................................................................          68,785          169,134
Commitments and contingencies (Note 17)
Stockholders' equity (Notes 12, 13, 14 and 15):

   Common stock, $.01 par value; 50,000,000 shares authorized; 22,365,818and 22,540,008
     issued and outstanding at December 31, 1994 and 1995, respectively ..........................             224              225
   Additional paid-in capital ....................................................................         244,985          246,660
   Unearned compensation .........................................................................            (101)             (15)
   Accumulated deficit ...........................................................................         (16,960)          (4,478)
                                                                                                           -------           ------
       Total stockholders' equity ................................................................         228,148          242,392
          Total liabilities and stockholders' equity .............................................       $ 296,933        $ 411,526
                                                                                                         =========        =========



               The accompanying notes are an integral part of the
                       consolidated financial statements.

                                      F-3




                   MARINER HEALTH GROUP, INC. AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                                                                   YEARS ENDED DECEMBER 31,
                                                                                                   ------------------------
                                                                                              1993          1994             1995
                                                                                              ----          ----             ----

Net patient service revenue ........................................................      $ 209,238       $ 260,357       $ 337,635
Other income (Note 2) ..............................................................          1,568           3,787          17,171
Total operating revenue ............................................................        210,806         264,144         354,806
                                                                                            -------         -------         -------
Operating expenses:

   Facility operating costs ........................................................        167,785         208,691         276,633
   Corporate general and administrative ............................................         34,902          30,935          39,830
                                                                                             ------          ------          ------
                                                                                            202,687         239,626         316,463
   Interest expense, net ...........................................................          7,379           1,819           3,598
   Facility rent expense, net ......................................................          1,079           1,739           1,830
   Depreciation and amortization ...................................................          6,843           8,091          11,397
                                                                                              -----           -----          ------
Total operating expenses ...........................................................        217,988         251,275         333,288
Operating income (loss) ............................................................         (7,182)         12,869          21,518
Net gain (loss) on sale of facilities ..............................................            364             932              (6)
                                                                                                ---             ---              --
Income (loss) before income taxes and extraordinary items ..........................         (6,818)         13,801          21,512
Net provision for income taxes (Notes 2 and 11) ....................................         (3,220)         (5,848)         (7,892)
                                                                                             ------          ------          ------
Income (loss) before extraordinary items ...........................................        (10,038)          7,953          13,620
Extraordinary items (Note 9) .......................................................         (5,882)            (86)         (1,138)
                                                                                             ------             ---          ------
Net income (loss) ..................................................................      $ (15,920)      $   7,867       $  12,482
                                                                                          =========       =========       =========
Net income (loss) per common and common equivalent share:

   Income (loss) from continuing operations before extraordinary items .............      $   (0.92)      $    0.41       $    0.60
   Extraordinary items .............................................................          (0.51)          (--)            (0.05)
                                                                                              -----           -               -----
   Net income (loss) ...............................................................      $   (1.43)      $    0.41       $    0.55
                                                                                          =========       =========       =========
Weighted average number of common and common equivalent shares outstanding .........         11,608          19,251          22,755
                                                                                             ======          ======          ======


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                                      F-4


                   MARINER HEALTH GROUP, INC. AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)




                                                                                                  YEARS ENDED DECEMBER 31,
                                                                                                  ------------------------
                                                                                               1993           1994          1995
                                                                                               ----           ----          ----

Cash flows from operating activities:
    Net income (loss) .................................................................     $ (15,920)     $   7,867      $  12,482
    Adjustments to reconcile net income to cash provided by (used in) operating activities:
       Depreciation and amortization ..................................................         6,843          8,091         11,399
       Amortization of deferred gain ..................................................          (304)          (905)        (1,468)
       Loss on facility closure .......................................................          --             --            1,801
       Extraordinary item-loss due to early retirement of debt ........................         5,695            143          1,138
       Non-recurring charges ..........................................................        11,760          1,375           --
       Amortization of stock plan expense .............................................          --               34             19
       Gain on sales of facilities ....................................................          (364)          (508)            20
       Earnings from partnerships .....................................................          (158)          (123)           (14)
       Provisions for losses on accounts receivable ...................................         1,595          1,338          3,698
       Changes in operating assets and liabilities:
          Increase in accounts receivable .............................................        (7,440)       (17,063)       (40,787)
          Increase in estimated settlements from third party payors ...................        (1,006)        (2,578)        (7,156)
          Increase in prepaid expenses and other current assets .......................          (300)          (830)        (3,397)
          (Increase) decrease in income taxes receivable ..............................          (731)           731           --
          Increase (decrease) in accounts payable .....................................           201           (970)         3,778
          Increase in accrued liabilities .............................................         2,281         11,383          6,884
          Increase (decrease) in other current liabilities ............................         1,144         (2,494)          (165)
          Increase in other assets ....................................................          (132)          --             --
          Increase in deferred income tax benefit .....................................          (558)        (4,571)        (3,722)
          Increase in deferred income tax liability ...................................           738            250          2,898
          Decrease in other long-term liabilities .....................................          --              (21)            (1)
                                                                                                -----           ----           ----
             Net cash provided by (used in) operating activities ......................         3,344          1,149        (12,593)
                                                                                                -----          -----        -------
Cash flows used in investing activities:
    Purchase of property, plant and equipment .........................................       (10,228)        (8,875)       (11,943)
    Proceeds from sale of discontinued operations .....................................            40           --             --
    Proceeds from sale of plant, property and equipment ...............................           393           --             --
    Loss on facility closure ..........................................................          --             (811)          --
    Increase in other assets ..........................................................          (273)          (766)        (3,210)
    Payments on amounts of prior acquisitions .........................................          (157)          --            1,055
    Proceeds from the collection of long-term receivables .............................            21           --             --
    Proceeds on loan to nonprofit corporation .........................................            26           --             --
    Decrease in restricted cash .......................................................           189           --              756
    Cash paid for acquisitions, net of cash acquired ..................................       (10,896)       (59,323)       (52,389)
    Purchase deposits .................................................................          --             --          (19,500)
    Increase in preopening costs ......................................................        (2,724)          --             --
                                                                                               ------         ------         ------
             Net cash used in investing activities ....................................       (23,609)       (69,775)       (85,231)
                                                                                              -------        -------        -------
Cash flows from financing activities:
    Principal payments under capital lease obligations ................................        (2,910)          (693)        (1,950)
    Drawings on line of credit ........................................................        64,700         47,250         80,775
    Borrowings from investor ..........................................................          --             --              400
    Increase in deferred financing costs ..............................................        (2,385)          (315)          --
    Repayments of debt ................................................................      (106,137)       (63,917)       (15,971)
    Proceeds from issuance of stock, net of offering costs ............................        94,756         83,634           --
    Decrease in other liabilities .....................................................           (43)          --             --
    Exercise of stock options .........................................................          --              995          1,008
    Shares issued under employee stock purchase plan ..................................          --             --              400
    Exercise of warrants ..............................................................          --               95           --
    Release of restricted cash ........................................................         4,167           --             --
    Prepayment penalties ..............................................................        (3,719)          --             --
    Partnership distributions .........................................................           183            784             39
    Redemption of preferred D stock ...................................................        (5,546)          --             --
                                                                                               ------         ------         ------
             Net cash provided by financing activities ................................        43,066         67,833         64,701
                                                                                               ------         ------         ------
Increase (decrease) in cash and cash equivalents ......................................        22,801           (793)       (33,123)
Cash and cash equivalents at beginning of year ........................................        15,201         38,002         37,209
                                                                                               ------         ------         ------
Cash and cash equivalents at end of year ..............................................     $  38,002      $  37,209      $   4,086
                                                                                            =========      =========      =========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                                      F-5




                  MARINER HEALTH GROUP, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY For the Years
                     ENDED DECEMBER 31, 1993, 1994 AND 1995
                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)



                                       COMMON STOCK           PREFERRED STOCK
                                       ------------           ---------------

                                                                                                             RETAINED
                                                                               ADDITIONAL                    EARNINGS
                                                                                PAID-IN        UNEARNED     ACCUMULATED
                                   SHARES     PAR VALUE    SHARES   PAR VALUE   CAPITAL      COMPENSATION     DEFICIT)     TOTAL
                                   ------     ---------    ------   ---------   -------      ------------     --------     -----

Balance at December 31, 1992 ..   3,105,398    $     31   7,936,332  $  8,329  $  21,752          --      $    (8,907)   $   21,205
Net loss ......................                                                                               (15,920)      (15,920)
Accrued dividends on redeemable
  Preferred Stock .............                                                   (1,616)                                    (1,616)
Conversion of Preferred Stock .   3,977,321          40  (5,800,000)   (8,420)    33,402                                     25,022
Conversion of debt ............     338,701           3                            3,712                                      3,715
Issuance of Common Stock ......   7,704,313          77                           94,255                                     94,332
Exercise of warrants ..........     274,452           3                              401                                        404
Exercise of options ...........      10,278                                           23                                         23
Stock option grants ...........                                                      276           (276)                         --
Accretion of preferred stock ..                                           112       (103)                                         9
Amortization of stock plan
  expense .....................                                                                     55                            55
                                   --------      ------      ------    ------     ------        ------         ------         ------
Balance at December 31, 1993 ..  15,410,463         154   2,136,332        21    152,102          (221)       (24,827)       127,229
Net income ....................                                                                                 7,867          7,867
Conversion of Preferred Stock .   2,136,332          21  (2,136,332)      (21)                                                   --
Conversion of subordinated debt     556,070           6                            6,474                                       6,480
Exercise of options ...........     180,418           2                              993                                         995
Exercise of warrants ..........      49,286           1                              202                                         203
Accelerated vesting of stock
  options .....................                                                    1,375                                       1,375
Shares purchased under
  Employee Stock Purchase
  Plan ........................       5,711                                           95                                          95
Tax benefit arising from
  exercise of employee stock
  options .....................                                                      294                                         294
Issuance of Common Stock ......   4,027,538          40                           83,536                                      83,576
Cancellation of options .......                                                      (86)           86                           --
Amortization of stock plan
  expense .....................                                                                     34                            34
                                   --------      ------      ------    ------     ------        ------         ------         ------
Balance at December 31, 1994 ..  22,365,818         224        --        --      244,985          (101)       (16,960)       228,148
Net income ....................                                                                                12,482         12,482
Exercise of options ...........     140,201           1                            1,013                                       1,014
Shares purchase under
  Employee Stock Purchase Plan       32,365                                          400                                         400
Issuance of Common Stock ......       1,624                                            3                                           3
Tax benefit arising from
  exercise of employee stock
  options .....................                                                      326                                         326
Cancellation of options .......                                                      (67)           67                           --
Amortization of stock plan
  expense .....................                                                                     19                            19
                                   --------      ------      ------    ------     ------        ------         ------         ------
Balance at December 31, 1995 ..  22,540,008    $    225        --        --    $ 246,660   $       (15)   $    (4,478)   $   242,392
                                 ==========    ========      ======    ======  =========   ===========    ===========    ===========






               The accompanying notes are an integral part of the
                       consolidated financial statements.

                                      F-6



                  MARINER HEALTH GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS

    Mariner Health Group, Inc. and subsidiaries ("Mariner" or the "Company") provides post-acute health care services in selected markets with a particular clinical expertise in the treatment of short-stay subacute patients in cost-effective alternate sites. Subacute patients are medically stable and generally require between three to six hours of skilled nursing care per day. These patients typically can benefit from standardized clinical programs, require extensive ancillary medical services and are discharged directly to their homes.

    Mariner owns, operates and manages freestanding inpatient facilities, provides rehabilitation program management services to other skilled nursing facilities and operates outpatient rehabilitation clinics, pharmacies and home health agencies.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

    The consolidated financial statements of Mariner have been prepared to give retroactive effect to the mergers with Pinnacle Care Corporation on May 10, 1994 and MedRehab, Inc. ("MedRehab" or "MRI") on March 1, 1996, each of which was accounted for as a pooling of interests. Accordingly, the accompanying consolidated financial statements have been restated to include the accounts and operations of MedRehab for all periods presented.

Principles of Consolidation

    The consolidated financial statements include the accounts of the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

Estimates Used in Preparation of Financial Statements

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used when accounting for the collectibility of receivables and third party settlements, depreciation and amortization, employee benefit plans, taxes and contingencies.

Cash and Cash Equivalents

    Cash and cash equivalents consist of cash and short-term investments with original maturities of three months or less.

Net Patient Service Revenue


    Net patient service revenues include patient revenues payable by patients, amounts reimbursable by third party payors under contracts, rehabilitation therapy service revenues from management contracts to provide services to non-affiliated skilled nursing facilities and other entities and revenues from the Company's medical products and home health care services. Patient revenues payable by patients at the Company's facilities are recorded at established billing rates. Patient revenues to be reimbursed by contracts with third-party payors are recorded at the amount estimated to be realized under these contractual arrangements. Revenues from Medicare and Medicaid are generally based on reimbursement of the reasonable direct and indirect costs of providing services to program participants or a prospective payment system. The Company separately estimates revenues due from each third party with which it has a contractual arrangement and records anticipated settlements with these parties in the contractual period during which services were rendered. The amounts actually reimbursable under Medicare and Medicaid are determined by filing cost reports which are then subject to audit and retroactive adjustment by the payor. Legislative changes to state or federal reimbursement systems may also retroactively affect recorded revenues. Changes in estimated revenues due in connection with Medicare and Medicaid may be recorded by the Company subsequent to the year of origination and prior to final settlement based on improved estimates. Such adjustments and final settlements with third party payors are reflected in operations at the time of the adjustment or settlement.



                                      F-7


                   MARINER HEALTH GROUP, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

    In addition, indirect costs reimbursed under the Medicare program are subject to regional limits. The Company's costs generally exceed these limits and accordingly, the Company is required to submit exception requests to recover such excess costs. The Company believes it will be successful in collecting these receivables, however, the failure to recover these costs in the future could materially and adversely affect the Company.

    The Company's rehabilitation management contracts typically have a term of one year but frequently include automatic renewals and in general are terminable on notice of 30 to 90 days by either party. Under certain contracts, Mariner bills Medicare or another third-party payor directly. Under other contracts, the Company is compensated on a fee for service basis and in general directly bills the skilled nursing facility, which in turn receives reimbursement from Medicare, Medicaid, private insurance or the patient. Mariner recognizes payments under these latter contracts as payments from private payors. Under these latter contracts, Mariner also generally indemnifies its customers against reimbursement denials by third-party payors for services determined not to be medically necessary. Mariner has established internal documentation standards and systems to minimize denials and typically has the right to appeal denials at its expense. Historically, reimbursement denials under these contracts have been insignificant.

Other Income

    Other income consists primarily of fees earned from contracts to manage inpatient sub-acute care units of non-affiliated health care facilities and, in 1995, includes fees of $11,227,000 relating to the management of the
Convalescent Services, Inc. ("CSI") facilities. A director, officer and stockholder of CSI during 1995 was also a director of the Company during the period in which these fees were earned (see Note 3).

Facility Operating Costs


    Facility operating costs include nursing expenses for the years ended December 31, 1993, 1994 and 1995 of $34,758,000, $35,039,000 and $50,738,000,
respectively. All other expenses included in facility operating costs, such as rehabilitation and ancillary services, administration, dietary and plant operations, for the years ended December 31, 1993, 1994 and 1995 were $133,027,000, $173,652,000 and $225,895,000, respectively.


Property, Plant and Equipment

    Property, plant and equipment are stated at cost. Betterments and major renewals are capitalized and included in property and equipment, while repairs and maintenance are charged to expense as incurred. Upon retirement or sale of assets, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the statement of operations.

    The provision for depreciation is computed using the straight-line method. Depreciation provisions are based on estimated useful lives as follows:

    Building and improvements -- 15-40 years


    Furniture and equipment -- 3-8 years


    Leasehold rights and improvements -- Over the shorter of the remaining term of the lease or life of the
                                         asset

Goodwill, Intangibles and Other Assets

    Goodwill, intangibles and other assets primarily consist of amounts identified in connection with certain facility acquisitions accounted for under the purchase method, and certain deferred costs which were incurred in connection with various financings.


                                      F-8


                   MARINER HEALTH GROUP, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

    In connection with each of its acquisitions, the Company reviews the assets acquired and assesses their relative fair value in comparison to the purchase price. Goodwill results from the acquisition of certain facilities for which the negotiated purchase prices exceed the allocations of the fair market value of identifiable assets. The Company's policy is to evaluate each acquisition separately and identify an appropriate amortization period for goodwill based on the acquired property's characteristics. Goodwill is being amortized using the straight-line method generally over a 40 year period.


    Costs incurred in obtaining financing are amortized using the straight-line method, over the term of the related financial obligation. Amortization expense related to intangible assets for the years ended December 31, 1993, 1994 and 1995 was $1,645,000, $2,396,000 and $3,112,000, respectively.


    The Company periodically reviews the carrying value of its long-lived assets (primarily property, plant and equipment and intangible assets) to assess the recoverability of these assets; any impairments would be recognized in operating results if a permanent diminution in value were to occur. As part of this assessment, the Company reviews the expected future net operating cash flows from its facilities, as well as the values included in any of its facilities, which have periodically been obtained in connection with various refinancings.

Income Taxes

    The Company follows the provisions of Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes," which requires the use of the liability method of accounting for deferred income taxes. The Company's policies regarding depreciation for financial reporting purposes differ from those used for tax purposes, thereby giving rise to deferred income taxes. For federal income tax purposes, Mariner Health Group, Inc. and its subsidiaries file a consolidated income tax return.

Provision for Doubtful Accounts


    Provisions for uncollectible accounts receivable of $1,595,000, $1,338,000, and $3,698,000 are included in facility operating expenses for the years ended December 31, 1993, 1994 and 1995, respectively.


Stock-based Compensation

    In 1996, the Company will adopt Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." This standard will require the Company to report the fair value for stock-based compensation plans either through recognition or disclosure. The Company intends to adopt this standard by disclosing the pro forma net income and pro forma net income per common and common equivalent share amounts assuming the fair value method was adopted on January 1, 1996. The adoption of this standard will not impact the Company's results of operations, financial position or cash flows.

Reclassifications

    Certain prior year amounts have been reclassified to conform to the current year financial statement presentation.

3. MERGER AND ACQUISITIONS

    On January 14, 1993, the Company acquired the assets of a contract rehabilitation therapy business for $3,000,000 payable in a $1,750,000 five-year promissory note payable with interest in arrears at the rate of 7% per annum and $1,250,000 in cash. The purchase agreement also contains a provision for additional payments if certain minimum revenues and earnings requirements are met. These provisions


                                      F-9


                   MARINER HEALTH GROUP, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3. MERGER AND ACQUISITIONS -- (CONTINUED)

expire in 1997. Because certain minimum revenue and earnings requirements have been met, Mariner is also obligated to pay the sellers of this business, who are now employees of the Company (one of whom was an executive officer), an additional $1,600,000 in cash and options to purchase 20,000 shares of Common Stock granted in connection with this transaction have become vested. The payments totaling $1,600,000 are payable in four equal annual installments of $400,000. Such payments began in April 1995. The contract rehabilitation therapy business was comprised of three rehabilitation service companies providing various types of therapies to clients in Massachusetts and Connecticut. The assets purchased by the Company consisted primarily of customer lists, inventories, equipment and other assets. Any additional payments under the agreement are being accounted for as goodwill.

    During January 1994, the Company entered into a definitive agreement to merge with Pinnacle Care Corporation. On May 10, 1994, Pinnacle Care Corporation and its subsidiaries was merged with and into the Company. Under terms of the merger agreement, 4,857,143 shares of the Company's Common Stock were exchanged for all the outstanding stock and options to purchase stock of Pinnacle Care Corporation. The merger was consummated during the second quarter of 1994 in a tax-free, stock-for-stock transaction which has been accounted for as a pooling of interests.

    Operating results of the separate companies for the periods preceding the acquisition are as follows:


                                                          MARINER   PINNACLE   ADJUSTMENT   COMBINED
                                                          -------   --------   ----------   --------

Three months ended March 31, 1994:
   Total revenue .....................................   $ 23,026    $ 23,951        --      $ 46,977
   Extraordinary items ...............................       --          --          --          --
   Net income ........................................      1,230       1,366        --         2,596
Twelve months ended December 31, 1993:
   Total revenue .....................................     71,728      82,994                 154,722
   Extraordinary items ...............................     (5,546)       (336)                 (5,882)
   Net income (loss) .................................     (2,079)      3,620        (174)      1,367
   Changes in stockholders' equity as a result of SFAS
     No. 109 adoption ................................       --           174        (174)       --

    The combined financial results presented above include adjustments made to conform accounting policies of the two companies. The only adjustment impacting net income was the restatement of Pinnacle's provision for income taxes under the accounting methods prescribed by SFAS No. 109, to reflect the retroactive adoption in 1991 in order to be consistent with the Mariner presentation. There were no intercompany transactions between the two companies for the periods presented.


    During 1994, the Company recorded a general and administrative charge of $9,327,000 of which $7,952,000 related to the merger with Pinnacle and $1,375,000 related to the accelerated vesting of certain stock options. Of the merger costs, approximately $4,627,000 was expensed for employee severance, payroll and relocation, $2,878,000 was expensed for transaction costs including investment bankers', legal and accounting fees, $172,000 was expensed for customer relations, $150,000 was expensed for operations relocation, $66,000 was expensed for investor relations and $59,000 was expensed for employee relations.

    During 1994, the Company acquired property, plant and equipment of eight facilities with an aggregate of 892 beds. The Company paid a total of approximately $58,250,000, using approximately $14,750,000 cash and $43,750,000 of borrowings under the revolving credit facility. The acquisitions are being accounted for under the purchase method of accounting. Accordingly, the purchase prices have been allocated to the assets acquired based on their fair value and the excess purchase price totaling $28,237,000 has been accounted for as goodwill.



                                      F-10


                   MARINER HEALTH GROUP, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3. MERGER AND ACQUISITIONS -- (CONTINUED)

    Also during 1994, the Company acquired a pharmacy and home health care business in Connecticut. The consideration paid by the Company for this business consisted of $3,655,000 in cash (of which approximately $3,500,000 was borrowed under the revolving credit facility) and a $500,000 note payable in quarterly installments over three years which bears interest at 6% per annum. The acquisition was accounted for under the purchase method of accounting. Accordingly, the purchase price was allocated to assets acquired based on their fair value. The excess of $3,087,000 has been accounted for as goodwill.

    In March 1995, Mariner acquired a 60-bed skilled nursing facility located in St. Petersburg, Florida for $2,500,000 in cash.

    A definitive agreement to merge with Convalescent Services, Inc. ("CSI") had originally been announced on January 9, 1995. At the time, CSI operated 25 skilled nursing facilities, one rehabilitation hospital and one continuing care retirement community, with an aggregate of 3,801 beds (the "CSI Facilities"). The CSI Facilities are concentrated primarily in Florida and Texas. Under the terms of the definitive agreement, the Common Stock consideration was fixed at 5,853,658 newly issued shares of Mariner Common Stock. On April 11, 1995, Mariner shareholders voted to approve the proposed combinations with CSI. In the interim, a number of conditions relating to the closing of this business combination had not be satisfied.


    Therefore on May 24, 1995 (the "May 1995 Closing"), Mariner and CSI entered into a Management Agreement (the "Management Agreement"), pursuant to which Mariner managed all of CSI's facilities and operations until the closing which occured on January 2, 1996 (the "Closing"), for a monthly management fee equal to 6% of the gross operating revenue of CSI's facilities. In addition, upon termination of the Management Agreement, Mariner received a bonus management fee equal to the net income of the facilities managed by Mariner during the term of the agreement subject to certain adjustments (see Note 12). Mariner received $11,227,000 of management fees from facilities controlled by the Kelletts. Of this amount, $10,288,000 was from facilities which were acquired by Mariner on January 2, 1996. In addition, Mariner acquired substantially all the assets of Convalescent Supply Services, Inc., a Georgia corporation ("CSSI") owned by Stiles A Kellett, Jr. and Samuel B. Kellett ("the Kelletts"), which provides enteral, urological, wound care and ostomy products to CSI's facilities. The purchase price of CSSI's assets was $6,500,000 in cash and the assumption of CSSI's trade payables. At the May 1995 Closing, Mariner acquired options to purchase 12 of the facilities leased by CSI from affiliates of the Kelletts at fair market value (the "Options"). At the May 1995 Closing, the Company also deposited an aggregate of $15,000,000 to be credited against the purchase prices for two of the skilled nursing facilities to be acquired at the Closing and for the facilities which may be acquired upon exercise of the Options. Mariner also paid a $4,500,000 deposit to the CSI stockholders, which was credited by Mariner to the purchase price paid in cash at the Closing. On January 2, 1996 the CSI Merger was consummated. As a result of the CSI Merger, CSI became a wholly owned subsidiary of the Company. The total purchase price of CSI was approximately $218,000,000, which consists of the assumption of debt and capital leases of $110,000,000, $59,000,000 of common stock, $30,000,000 of cash and assumption of various other liabilities of $19,000,000. Goodwill of approximately $82,000,000 was recorded in this transaction.


    In June 1995, Mariner purchased a 150-bed skilled nursing facility in Nashville, Tennessee, for a total purchase price of approximately $8,500,000. The purchase price was financed under the Company's revolving credit facility. Approximately $2,400,000 of goodwill was recorded in this transaction.

    Also in June 1995, the Company purchased an 80,000 square foot building in New London, Connecticut to serve as its corporate headquarters. The purchase price of the new building was $3,050,000 and was financed under the Company's revolving credit facility. The Company completed its relocation in October, 1995.

    In October 1995, Mariner completed an acquisition of six skilled nursing facilities with an aggregate of 686 beds in central and northern Florida. The purchase price for the transaction was $42,800,000,


                                      F-11


                   MARINER HEALTH GROUP, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3. MERGER AND ACQUISITIONS -- (CONTINUED)

comprised of $33,000,000 in cash and debt in the amount of $9,800,000. The cash portion of the transaction was financed through borrowings under the Company's revolving credit facility. The six facilities include two in Orlando, and one each in Daytona, Inverness, Baker County and Melbourne. Approximately $14,300,000 of goodwill was recorded in this transaction.

    Also in October 1995, the Company acquired an institutional pharmacy operation based in Dallas, Texas, for the total purchase price of approximately $1,623,000. The purchase price was financed through the Company's revolving credit facility and issuance of a note to the seller.

    All of the 1995 acquisitions were accounted for under the purchase method.

    During 1995, the Company accrued general and administrative costs totaling $8,073,000 related to the merger with CSI and the consolidation of various regional and satellite offices to the New London, Connecticut office. Of this total charge, approximately $3,691,000 relates to severance and related payroll costs and approximately $4,382,000 relates to expenses incurred to close the regional offices.


    As of December 31, 1995, other accrued expenses includes $2,526,000 which has been accrued primarily to pay remaining scheduled severance amounts to certain employees.

    On March 1, 1996, the Company consummated a merger with MedRehab, a company whose primary business is contract rehabilitation therapy. Mariner issued an aggregate of approximately 2,312,500 shares of its Common Stock for all of MedRehab's outstanding capital stock and options to purchase MedRehab capital stock in a merger that was accounted for as a pooling of interests.

    Operating results for the separate companies for the period preceding the acquisition are as follows:


                                              MARINER      MEDREHAB    COMBINED
                                              -------      --------    --------

Twelve months ended December 31, 1995:

   Total revenue .........................   $ 298,049    $  56,757   $ 354,806
   Extraordinary items ...................      (1,138)        --        (1,138)
   Net income ............................      11,535          947      12,482


4. DISPOSITIONS OF FACILITIES

1993 Transactions

    As of June 30, 1993, the former MedRehab adopted a plan to restructure certain operations. In connection therewith, all operations then in Florida and certain clinics in Texas, Illinois, and Wisconsin were closed and the workforce reduced and relocated its headquarters. A restructuring charge of $15,457,000 was established at June 30, 1993, and was comprised of the following components:


Write-down of goodwill .....................................         $11,185,000
Write-down of property and equipment .......................             575,000
Accrual for lease obligations ..............................           1,659,000
Accrual for severance ......................................           1,141,000
Losses of facilities to date of closing ....................             491,000
Other items ................................................             406,000
                                                                         -------
       Total ...............................................         $15,457,000
                                                                     ===========

    During 1995 and 1994, approximately $288,000 and $2,056,000 of costs were charged against the restructuring reserve. Also, as a result of restructuring actions taken and changes in the Company's estimates, restructuring reserves of approximately $690,000 in excess of those estimated to be necessary were reversed and reflected as income in 1994.


                                      F-12


                   MARINER HEALTH GROUP, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


4. DISPOSITIONS OF FACILITIES -- (CONTINUED)


    The Company operated a nursing facility under an operating lease set to expire in November 1993. The owner of the building notified the Company that it would allow the lease to expire without renewal and would begin operating the facility itself. The transition occurred without any continuing liability on the part of the Company. For the year ended December 31, 1993, the facility had $3,532,000 of net patient service revenue and $181,000 of income from continuing operations before income taxes, extraordinary items and cumulative effect of changes in accounting principle.

1994 Transaction

    Effective January 31, 1994, the Company executed an agreement to sell one of its nursing centers. The sale price was $2,715,000 in the form of $2,465,000 cash and a $250,000 note to be secured by a first lien on a leasehold right the purchaser has in connection with a sale-leaseback financing of the acquisition. The sale resulted in a pretax loss of approximately $115,000. For the years ended December 31, 1993 and 1994, the facility generated $2,428,000 and $403,000 of net patient service revenue, respectively, and $31,000 and $202,000 of income from continuing operations before income taxes, extraordinary items and cumulative effect of change in accounting principle, respectively.

    There were no assets held for sale at December 31, 1995.

5. CONCENTRATION OF CREDIT RISK


    Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of temporary cash investments in money market funds and repurchase agreements with a financial institution and trade receivables. Approximately 17% and 10% of the Company's accounts receivable and estimated settlements due from third party payors are from Medicaid programs and 31% and 21% are from Medicare programs at December 31, 1994 and 1995, respectively. There have been, and the Company expects that there will continue to be, a number of proposals to limit reimbursement allowable to skilled nursing facilities. Should the related government agencies suspend or significantly reduce contributions to these programs, the Company's ability to collect on its receivables would be adversely affected. Management believes that the remaining receivable balances from various payors, including individuals involved in diverse activities, subject to differing economic conditions, do not represent a concentration of credit risk to the Company. Management continually monitors and adjusts its allowance for doubtful accounts and contractual allowances associated with these receivables. Federal law limits the degree to which states are permitted to alter Medicaid programs.


6. SALES LEASEBACK TRANSACTIONS

    The Company constructed two facilities which were purchased in 1993, at the completion of the construction phase, by the real estate investment trust providing the financing. The Company entered into operating lease arrangements for these facilities which provided for minimum lease terms through July 1999 and January 2004, respectively, with extension rights available through 2019.

    In April 1993, one of the facilities was sold and leased back. A gain on the sale totaling $1,815,000 was deferred and was being amortized over 7 years, the term of the lease. The Company initiated a significant change in business focus at this facility during 1995. The facility was purchased on November 1, 1995. Effective January 1, 1996 a portion of the building was leased to a long-term care company unrelated to the Company. The remaining portion of the building is leased as office space. Upon effecting these transactions, the Company recognized the remaining deferred gain of $1,135,000 which was offset by the write-off of certain capitalized costs of $2,887,000 for a net loss of $1,752,000 which is included in facility operating expenses.


    In November 1993, the second facility was sold and leased back. A gain on the sale totaling $1,783,000 has been deferred and is being amortized over 10 years, the term of the lease. The unamortized amount of this deferred gain totalled $1,411,000 at December 31, 1995. Additional deferred gains of $711,000 relate to prior Pinnacle transactions.



                                      F-13


                   MARINER HEALTH GROUP, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consists of the following (in thousands):



                                                             DECEMBER 31,
                                                             ------------
                                                        1994             1995
                                                        ----             ----

Land .........................................       $  12,103        $  15,342
Building and improvements ....................         100,086          141,453
Furniture and equipment ......................          31,262           48,588
Leasehold rights and improvements ............             769              429
Construction in progress .....................             305            1,954
                                                           ---            -----
                                                       144,525          207,766
Less: accumulated depreciation ...............         (25,581)         (33,280)
                                                       -------          -------
                                                     $ 118,944        $ 174,486
                                                     =========        =========

    Depreciation expense related to property and equipment for the years ended December 31, 1993, 1994 and 1995 was $5,198,000, $5,695,000 and $8,285,000,
respectively.


    Interest costs associated with construction or renovations are capitalized in the period in which they are incurred. Interest costs capitalized in 1993 totaled approximately $550,000. No interest was capitalized during 1994 or 1995.


    Included in property, plant and equipment is equipment, furniture and buildings under capital leases totaling $3,049,000 and $3,973,000 at December 31, 1994 and 1995, respectively. Accumulated amortization on equipment under capital leases is $83,000 and $188,000 at December 31, 1994 and 1995, respectively. These non-cash transactions have been excluded from the consolidated statements of cash flows.


8. RESTRICTED CASH AND CASH EQUIVALENTS

    Approximately $1,954,000 and $1,198,000 of the Company's cash is restricted for capital improvements and collateral under the terms of various financing arrangements at December 31, 1994 and 1995, respectively.

9. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

    Long-term debt and capital lease obligations consist of the following:



                                                                  DECEMBER 31,
                                                                  ------------
                                                                1994        1995
                                                                ----        ----
                                                                 (IN THOUSANDS)

Mortgage loans ..........................................   $     964    $  16,615
Revolving credit and term loan agreement ................        --         64,500
Tax exempt low floater with annual maturities of
 $395,000 through October 2010 ...................... ...       6,270        5,875
Term loans ..............................................      14,765       17,092
Other ...................................................       1,746        1,683
Capital lease obligations ...............................       2,955        7,301
                                                                -----        -----
                                                               26,700      113,066
Current maturities of long-term debt ....................      (1,701)      (4,115)
Current portion of capital lease obligations ............        (493)      (1,041)
                                                                 ----       ------
                                                            $  24,506    $ 107,910
                                                            =========    =========



                                      F-14


                   MARINER HEALTH GROUP, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


9. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS -- (CONTINUED)


    During 1993, the Company completed a $20 million bridge credit facility with a bank. The proceeds of the $20 million facility along with the proceeds of the Company's initial public offering were used to repay certain debt described below. Also in 1993, the Company completed a $60 million senior secured revolving credit facility with a syndicate of banks, the proceeds from which were used to repay the $20 million bridge facility. During 1994, the Company negotiated an increase in the borrowing capacity to a $120 million reducing revolving credit facility. During 1995, the Company renegotiated a further increase to the borrowing capacity to $175 million and eliminated the reduction feature of the facility. In conjunction with this refinancing, the Company incurred an extraordinary charge of $1,138,000, net of tax benefit of $698,000. The facility matures on July 18, 1998 and provides for prime or LIBOR rate interest options based upon certain financial covenants. Mariner's obligations under this credit are collateralized by a pledge of the stock of its subsidiaries. In addition, the Credit Facility is collateralized by mortgages on certain of the Company's inpatient facilities, leasehold mortgages on certain inpatient facilities leased by the Company, and security interests in certain other properties and assets of the Company and its subsidiaries. The agreement includes a commitment fee of 3/8 of 1% of the unused line. The borrowing availability and rate of interest will vary depending upon specified financial ratios and the passage of time. The revolving credit facility contains covenants which, among other things, require the Company to maintain certain financial ratios and impose certain limitations or prohibitions on the Company with respect to the incurrence of indebtedness, liens and capital leases; the payment of dividends on, and the redemption or repurchase of, its capital stock; investments and acquisitions, including acquisitions of new facilities; the merger or consolidation of the Company with any person or entity and the disposition of any of the Company's properties or assets. There were no amounts outstanding on the line at December 31, 1994 and $64,500,000 was outstanding at December 31, 1995. Additionally, as of December 31, 1995, the Company had a letter of credit outstanding under the facility of $2,612,000.

    During 1995, the Company violated its capital expenditures and leases covenant. The Company obtained a waiver of this violation.


    MedRehab had a $30,000,000 credit agreement with a bank with a balance outstanding as of December 31, 1995, of $12,670,000. However, any additional borrowings under this credit agreement required bank approval. Under this agreement, the Company was required to maintain certain financial and earnings ratios including certain covenants (minimum level of stockholders' equity, current ratio, debt service coverage ratio, and minimum cash balance) that must be met on a quarterly basis. The credit agreement also contained subjective covenant provisions. MedRehab was in violation of these covenants at December 31, 1995. However, in connection with the merger, this line was paid off and terminated.

    Term loans at December 31, 1994 and 1995 consist primarily of the notes payable in connection with the January 1993 purchase of the contract therapy business, the 1994 purchase of a pharmacy and home health care business, term note in connection with the Heritage Acquisition (See Note 3), and the credit facility in connection with the MedRehab Merger. Payments of principal and interest are due quarterly until February 1998 and August, 1997, respectively. Interest accrues at 7% and 6% per year, respectively.

    At December 31, 1995, mortgage loans included $8,494,000 on one facility related to the purchase of a previously leased facility, $7,159,000 in a mortgage guaranteed by HUD for one facility purchased in October, 1995, $866,000 for a facility purchased by the Company in 1991 and $96,000 for a condominium acquired in the MedRehab Merger. These notes bear interest at 11 1/2 %, 10%, 10%, and 9 3/4 %, respectively.

    Mortgage loans totaling $46,957,000 related to the acquisition and construction of certain facilities were repaid during 1993. Due to early retirement of this debt, the Company incurred an extraordinary charge of $5,546,000 attributable to prepayment fees and the write-off of deferred financing fees.



                                      F-15


                   MARINER HEALTH GROUP, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


9. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS -- (CONTINUED)

    A first mortgage loan totaling $2,182,000 at December 31, 1993, was originally established for the purchase of the land underlying and the construction of a corporate building. The loan bore interest at a fixed rate of 7.4% and amortized monthly calculated on a 25-year period. The loan was collateralized by the land and improvements of the related corporate building. The Company repaid the loan in full during 1994, incurring an extraordinary charge of $86,000, net of tax benefit of $57,000, related to the write-off of deferred financing fees.


    In November 1993, the Company refinanced the First Mortgage Refinancing Revenue Bonds, replacing them with a Tax-Exempt Low Floater instrument collateralized by a first mortgage on a nursing facility and a five-year letter of credit issued by a bank and guaranteed by the Company. The interest rate is set weekly by the bank. At December 31, 1995, the rate was 3.75%. As a result of the refinancing, the Company incurred an extraordinary loss due to early extinguishments of debt in the amount of approximately $336,000, net of tax benefit.


    Included in other long-term debt at December 31, 1994 and 1995, are non-interest bearing notes of approximately $350,000 due in 1997 to former owners of acquired subsidiaries who had become employees of MedRehab. Also included in other long-term debt are various promissory notes with interest rates ranging from non-interest bearing to 12%. These promissory notes are payable in installments with final payment dates ranging from 1996 through 2011.

    In addition, the Company leases certain equipment, a building and an airplane under capital leases. Assets under capital leases are capitalized using interest rates appropriate at the inception of each lease.


    Aggregate maturities of long-term debt and capital lease obligations for the years ending after December 31, 1995 are as follows:


                           TOTAL       DEBT     CAPITAL LEASES
                           -----       ----     --------------


1996...............      $  5,156   $  4,115      $ 1,041
1997...............        16,518     15,487        1,031
1998...............        66,957     65,082        1,875
1999...............           862        485          377
2000...............         1,403      1,073          330
Thereafter.........        22,170     19,521        2,649
                           ------     ------        -----
                         $113,066   $105,763       $7,303
                         ========   ========       ======


    Interest paid, net of amounts capitalized, for the years ended December 31, 1993, 1994 and 1995 amounted to approximately $8,966,000, $2,075,000 and
$3,599,000, respectively.


10. CONVERTIBLE SUBORDINATED DEBENTURES

    During 1987, the Company issued $7,200,000 of 9% Convertible Subordinated Debentures, due June 2002, with interest payable quarterly. Payment of principal and interest are subordinate to all principal and interest on senior indebtedness. Mandatory sinking-fund payments commenced in July 1993 at 10% of the original issuance per year. In July 1993, holders of $45,000 worth of debentures elected to convert into 3,863 shares of the Company's Common Stock with the remaining $675,000 principal being paid. On May 10, 1994, in connection with the merger with Pinnacle Care Corporation, the remaining convertible subordinated debentures were converted into 587,000 shares of Mariner Common Stock.


    Effective December 9, 1993, $1,822,000 in subordinated debt plus $339,000 in accrued interest was converted into approximately 335,000 shares of common stock. In addition, approximately 411,000 additional shares of common stock were purchased for $4,500,000 (net of approximately $150,000 of stock issuance costs) by MedRehab's two principal stockholders.



                                      F-16


                   MARINER HEALTH GROUP, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


11. INCOME TAXES

    The provision for income taxes consists of the following at December 31, 1993, 1994 and 1995:


                                                           DECEMBER 31,
                                                           ------------
                                                    1993       1994       1995
                                                    ----       ----       ----
                                                          (IN THOUSANDS)

Deferred federal income tax (provision) benefit   $  (202)   $ 3,673    $   704
Deferred state income tax benefit .............        22        648        120
Current federal income tax provision ..........    (2,021)    (7,218)    (6,398)
Current state income tax provision ............    (1,019)    (2,951)    (2,318)
                                                   ------     ------     ------
Total provision for income taxes ..............   $(3,220)   $(5,848)   $(7,892)
                                                  =======    =======    =======


    The provision for income taxes is reconciled to the tax provision computed at the Federal statutory rate as follows:


                                                                DECEMBER 31,
                                                                ------------
                                                            1993    1994   1995
                                                            ----    ----   ----

Statutory rate ..........................................   (34)%    35%     35%
State taxes, net of federal tax effect ..................    10      14       7
Reversal of deferred taxes at higher statutory rate .....   --      --       (2)
Merger and other nonrecurring items .....................   --       15     --
Goodwill ................................................    56     --      --
Other ...................................................    (2)      4      (2)
Net operating loss carryforward utilization .............    (6)    --       (1)
Change in valuation allowance ...........................    23     (26)    --
                                                             --     ---     ---
Income tax provision ....................................    47%     42%     37%
                                                             ==      ==      ==


    Deferred tax assets and liabilities are comprised of the following at December 31, 1994 and 1995:


                                                            DECEMBER 31,
                                                            ------------
                                                        1994            1995
                                                        ----            ----
                                                           (IN THOUSANDS)

Deferred tax assets:

   Reserves for receivables ..................        $  3,689         $  5,300
   Deferred revenue ..........................           1,418              840
   Merger costs ..............................           1,458            3,232
   Accrued expenses ..........................           2,434            2,973
   Federal NOL ...............................           1,705            1,095
   Other .....................................             240              558
   Valuation allowance .......................          (1,865)          (1,410)
                                                        ------           ------
       Gross deferred tax assets .............           9,079           12,588
Deferred tax liabilities:
   Fixed assets ..............................        $  3,196         $  4,497
   Write-off of deferred costs ...............             474              610
   Goodwill ..................................           1,440            2,191
   Other .....................................             596            1,093
                                                           ---            -----
                                                         5,706            8,391
                                                         -----            -----

       Net deferred tax assets ...............        $  3,373         $  4,197
                                                      ========         ========



                                      F-17


                   MARINER HEALTH GROUP, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



11. INCOME TAXES -- (CONTINUED)

    During 1993, 1994 and 1995, the Company paid federal, state and local income taxes in the amounts of approximately $3,318,000, $5,528,000 and $7,333,000, respectively. As of December 31, 1995, other accrued expenses includes $5,916,000, which has been accrued for payments of Federal, state and local income taxes.

    In connection with the merger with MedRehab, Inc., the Company acquired significant deferred income tax assets associated with MRI's net operating loss ("NOL") carryforwards. Because of the limitations imposed by the Internal
Revenue Code, these NOLs can only be used to offset income generated by the former MRI. Since MRI is currently in a tax loss position and has had losses in recent years, a valuation reserve in the full amount of the net deferred income tax asset for the NOLs has been established in accordance with the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". The NOLs will expire at various rates through 2010.


12. MANDATORILY REDEEMABLE PREFERRED STOCK

    Prior to the consummation of its initial public offering, the Company had three classes of Convertible Mandatorily Redeemable Preferred Stock: Class A (1,095,000 shares authorized), Class B (2,490,000 shares authorized) and Class C (3,000,000 shares authorized), collectively referred to as the "Convertible Preferred Stock." The Class D Nonconvertible Mandatorily Redeemable Preferred Stock (5,948 shares authorized), issued in connection with the conversion of the subordinated notes (Note 10), is referred to as the "Class D Stock." The Class A, B and C shares were converted into Common Stock and accrued dividends were reversed in conjunction with the Company's initial public offering on June 15, 1993 and the Class D Stock was redeemed prior to June 30, 1993.

13. PREFERRED STOCK

    In conjunction with the Company's initial public offering in 1993, the Company authorized 1,000,000 shares of Preferred Stock with a par value of $.01 per share. No shares of this Preferred Stock have been issued.


    Effective December 9, 1993, 5,800,000 shares of MedRehab 8% convertible preferred stock and accrued dividends thereon were converted into approximately 799,000 shares of common stock.


    On  May  10,  1994  in  connection   with  the  merger  with  Pinnacle  Care
Corporation, the then outstanding Convertible Preferred Stock was converted into 2,136,332 shares of Mariner Common Stock.

14. STOCK OPTION PLAN

    The Company has adopted several stock option plans. The plans provide for the granting of incentive stock options, as defined under the Internal Revenue Code, and nonqualified options to employees, directors, consultants and advisors of the Company.


                     STOCK OPTIONS            OUTSTANDING   EXERCISE PRICES
                     -------------            -----------   ---------------

Outstanding at December 31, 1992 ......         670,095     $ 2.00 - $61.93
   Granted ............................         533,031     $ 2.00 - $10.63
   Exercised ..........................         (10,278)    $          2.00
   Canceled ...........................         (85,177)    $ 2.00 - $46.45
                                                -------
Outstanding at December 31, 1993 ......       1,107,671     $ 2.00 - $61.93
   Granted ............................       1,083,808     $15.75 - $22.50
   Exercised ..........................        (180,418)    $ 2.00 - $15.75
   Canceled ...........................        (525,354)    $ 2.00 - $46.45
                                                -------
Outstanding at December 31, 1994 ......       1,485,707     $ 2.00 - $61.93
   Granted ............................       2,266,046     $ 9.75 - $18.63
   Exercised ..........................        (140,111)    $ 2.00 - $22.50
   Canceled ...........................        (191,694)    $ 2.00 - $46.45
                                                -------
Outstanding at December 31, 1995 ......       3,419,948     $ 2.00 - $61.93
                                              =========



                                      F-18


                   MARINER HEALTH GROUP, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


14. STOCK OPTION PLAN -- (CONTINUED)

    There were 3,050,790 incentive stock options (ISO's) outstanding at December 31, 1995 of which approximately 700,000 were exercisable. The unvested ISO's will become exercisable in accordance with a five-year vesting schedule. The remaining 369,158 options were non-qualified options of which 122,159 were exercisable at December 31, 1995. The vesting schedule for options is based upon either the passage of time or performance criteria outlined in the individual option agreements. The maximum vesting period is ten years. The nonqualified options are exercisable in accordance with a five-year vesting schedule. At December 31, 1995, the exercise prices of the vested options ranged from $2.00 to $61.93. During 1993, the Company granted options at less than fair market value and has accordingly recognized unearned compensation expense of $276,000 of which $55,000, $34,000 and $19,000 was recognized as compensation expense in 1993, 1994 and 1995, respectively. During 1994, the Company recorded a charge of $1,375,000 relating to the accelerated vesting of certain stock options. The charge for the options relates to a change in vesting criteria for 100,000 options granted in 1992. As a result of these changes, these options became exercisable during the second quarter of 1994, thereby requiring the charge in the second quarter.


    During the third quarter of 1995, the exercise price of certain options was reduced to reflect the decreased market value of the Company's stock. All of the options repriced had been issued originally at prices significantly in excess of $12.63, the market value on the day of the adjustment. No charge was required for this transaction.

15. WARRANTS

    During 1992, the Company issued warrants to purchase 85,000 shares of its Class C Convertible Preferred Stock at $6.00 per share in connection with the refinancing of certain term loans. The warrants were exercised in 1994 for 35,102 shares of Common Stock.

    During 1993, 167,473 warrants to purchase Class B Convertible Preferred Stock were exercised in conjunction with the Company's initial public offering.

    At December 31, 1993 there were 24,400 warrants outstanding with an exercise price of $3.28 which were subsequently exercised in January 1994 for 14,184 equivalent shares.

    There were no warrants outstanding at December 31, 1995.

16. EMPLOYEE BENEFIT PLANS

    The Company has a defined contribution 401(k) plan which covers substantially all eligible nonunion employees. Employees who participate in the plan may contribute up to $9,500 of their salaries or wages and the Company contributes 5% of the employees' contributions. During 1993 and 1994, the Company elected to contribute an additional 5% and 10%, respectively, of the employees' contributions within the plan related to the former Pinnacle Care Corporation. Defined contribution pension expense for the Company for the years ended December 31, 1993, 1994, and 1995 was $61,000, $108,000 and $76,000,
respectively.


    The MedRehab, Inc. Tax-Deferred Retirement Savings Plan covers substantially all employees of MedRehab who meet the term-of-service requirements. Employees are eligible to make contributions to the plan under the guidelines of Section 401(k) of the Internal Revenue Code. Company contributions to the plan ($24,000 in both 1995 and 1994) are at the discretion of the board of directors. All assets of the plan are held by a trustee and total approximately $4.9 million as of December 31, 1995.


    The Company also has a defined benefit pension plan which covers certain full-time employees. Assets held by the plan include money market funds, government bonds, convertible bonds, common and preferred stock, and real estate related investments. The Company incurred a pension curtailment


                                      F-19


                   MARINER HEALTH GROUP, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



16. EMPLOYEE BENEFIT PLANS -- (CONTINUED)


effective July 1, 1991 as a result of freezing pension benefits. There was no service cost charge in 1993, 1994 or 1995 as a result of this curtailment. Pension benefits are based primarily on years of service and age. The Company's funding policy for the defined benefit plan is to fund the minimum annual contribution required by applicable regulations. The following table sets forth the defined benefit plan's funded status and amounts recognized in the Company's consolidated balance sheets and statements of operations at December 31, 1993, 1994 and 1995:


                                                             DECEMBER 31,
                                                             ------------
                                                        1993     1994    1995
                                                        ----     ----    ----
                                                            (IN THOUSANDS)

Actuarial present value of benefit obligations:

   Vested ...........................................   $ 305    $ 393    $ 438
   Nonvested ........................................     109      102      116
                                                          ---      ---      ---
Accumulated benefit obligation ......................     414      495      554
                                                          ---      ---      ---
Projected benefit obligation ........................     414      495      554
Less: plan assets at fair value .....................     260      318      439
                                                          ---      ---      ---
Projected benefit obligation in excess of plan assets     154      177      115
Adjustment required to recognize minimum liability ..     118      214      208
Unrecognized transition asset .......................      13       12       10
Unrecognized net loss ...............................    (131)    (226)    (218)
                                                         ----     ----     ----
Accrued pension cost ................................   $ 154    $ 177    $ 115
                                                        =====    =====    =====



                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                         1993     1994     1995
                                                         ----     ----     ----
                                                              (IN THOUSANDS)

Interest cost on projected benefit obligation ..          $ 29     $ 36    $ 36
Actual return on plan assets ...................           (20)       3     (73)
Net amortization ...............................             2      (10)     59
                                                             -      ---      --
                                                          $ 11     $ 29    $ 22
                                                          ====     ====    ====
Key Assumptions:

   Weighted average discount rate of obligations           7.0%     7.5%    7.5%
   Long-term rate of return on assets ..........           6.5%     7.5%    7.5%

    Subsequent to the curtailment date, no increases in compensation were assumed.

17. COMMITMENTS AND CONTINGENCIES

Operating Leases

    The Company leases a facility under a sale-leaseback agreement. The term of the lease is 10 years. The Company has the option to renew the lease for additional terms of up to 18 years.


                                      F-20



                   MARINER HEALTH GROUP, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



17. COMMITMENTS AND CONTINGENCIES -- (CONTINUED)


    The Company also leases certain office space and equipment under cancelable and non-cancelable operating leases most of which may be renewed by the Company. At December 31, 1995, long-term operating lease commitments are as follows:


                                                                OPERATING LEASES
                                                                ----------------
                                                                 (IN THOUSANDS)

1996 ....................................................           $  4,255
1997 ....................................................              2,818
1998 ....................................................              2,049
1999 ....................................................              1,639
2000 ....................................................              1,275
Thereafter ..............................................              3,468
                                                                       -----
                                                                     $15,504
                                                                     =======

    Total rental expense under operating leases for 1993, 1994 and 1995 was $5,304,000, $5,841,000 and $5,516,000, respectively.

    In conjuction with the acquisition by MedRehab of one subsidiary in 1993, approximately 10,000 shares of common stock were issued. Additional shares ("earn-out" shares) are issuable if certain future operating targets relating to the acquired operations are met. Approximately 4,000 earn-out shares have been issued under this agreement. Shares issued in conjuction with the acquisition agreement may be redeemed beginning in July, 1996.


Self Insurance

    The Company is self-insured for health insurance. The Company's liability for losses is capped at 125% of expected claims as of December 31, 1995 through a contract with an insurance company. The Company is also self-insured for Workers' Compensation. The Company's liability for losses is capped at $500,000 per claim and $13,000,000 in aggregate through a contract with an insurance company. The Company has an outstanding letter of credit of $1,750,000, which is held as collateral by this insurance company.

Litigation

    The Company is a party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, all such matters are adequately covered by insurance or indemnification or, if not so covered, are without merit or are of such kind, or involve such amounts, that unfavorable disposition would not have a material effect on the financial position of the Company.

18. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    The methods and assumptions used to estimate the fair value of each class of financial instruments, for those instruments for which it is practicable to estimate that value, and the estimated fair values of the financial instruments are as follows:

Cash and Cash Equivalents


    The carrying amount approximates fair value because of the short effective maturity of these instruments.



                                      F-21


                   MARINER HEALTH GROUP, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



18. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS -- (CONTINUED)


Long-term Debt

    The fair value of the Company's long-term debt is estimated based on the current rates offered to the Company for similar debt. The carrying value of the Company's long-term debt approximates its fair value as of December 31, 1994 and 1995.


19. SUBSEQUENT EVENTS (UNAUDITED)


    In February 1996, the Company entered into an agreement to acquire a company which operates eight facilities with an aggregate of 960 beds. The purchase price is estimated to be approximately $52,000,000.


    In January 1996, Mariner entered into an agreement to be the preferred provider of subacute services to AmHS/Premier/SunHealth ("APS"), a hospital health care alliance with approximately 1,700 member hospitals. Pursuant to this arrangement an APS affiliate was granted warrants to purchase 210,000 shares of Mariner Common Stock at an exercise price of $11.375 per share, as well as warrants to purchase up to an additional 1,890,000 shares of Mariner Common Stock over a five year period depending on the performance of the arrangements between Mariner and APS affiliated facilities. The Company recorded a charge of approximately $850,000 in the first quarter of 1996 as a result of the 210,000 warrants granted.


20. PRO FORMA INFORMATION (UNAUDITED)


    The following unaudited pro forma condensed statements of operations for the years ended December 31, 1994 and 1995 give effect to the certain acquisitions as if they had occurred at the beginning of these years. The 1994 pro forma amounts give effect to two acquisitions consummated in 1994 (Legend and Florida), a 1995 acquisition (Heritage) and an acquisition in 1996 (CSI). The 1995 pro forma amounts give effect only to the 1995 and 1996 transactions as the 1994 acquisitions are included in the results of the Company for the year ended December 31, 1995. The condensed information presented includes the impact of certain adjustments related to the acquisitions such as additional depreciation and amortization on the purchase of property, plant and equipment, interest expense based on additional debt and rental expense reductions.


    The pro forma condensed statements of operations do not purport to be indicative of the results that actually would have been achieved if the Acquisitions and the merger with CSI had occurred at the beginning of the period.


                                                                                  UNAUDITED (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                                                                  -------------------------------------------------
                                                                                     PRO FORMA COMBINED
                                                                                      MARINER, LEGEND,         PRO FORMA COMBINED
                                                                                     FLORIDA, HERITAGE,        MARINER, HERITAGE,
                                                                                            CSI                       CSI
                                                                                            ---                       ---
                                                                                            1994                      1995
                                                                                            ----                      ----

Total operating revenue ..........................................................     $419,817                    $499,374
Net income before extraordinary items ............................................        9,991                      12,838
Net income per share before extraordinary items ..................................          .39                         .45
Net income .......................................................................        9,905                      11,700
Net income per share .............................................................          .39                         .41



                                      F-22




                   MARINER HEALTH GROUP, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


21. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

    The following table represents summarized results:


                                                                   1994                                      1995
                                                                   ----                                      ----
                                              FIRST     SECOND       THIRD     FOURTH      FIRST     SECOND      THIRD      FOURTH
                                             QUARTER    QUARTER     QUARTER    QUARTER    QUARTER    QUARTER    QUARTER     QUARTER
                                             -------    -------     -------    -------    -------    -------    -------     -------
                                                                     (IN THOUSANDS EXCEPT PER SHARE DATA)

Net patient service revenue .............   $ 58,814   $ 60,594    $ 65,607   $ 75,342    $ 79,339   $ 81,753    $ 83,325   $ 93,218
Other revenue ...........................        682        608       1,085      1,412         820      1,812       6,484      8,055
                                                 ---        ---       -----      -----         ---      -----       -----      -----
Total operating revenue .................     59,496     61,202      66,692     76,754      80,159     83,565      89,809    101,273
Operating expenses:
  Facility operating costs ..............     47,683     47,695      52,820     60,493      62,822     64,451      71,672     77,688
  Corporate general and
   other ................................      4,920     13,080       5,480      7,455       6,548     16,015       8,690      8,577
  Interest expense, net .................        576        230         649        364         279        452         896      1,971
  Facility rent expense, net ............        346        523         435        435         355        563         528        384
  Depreciation and
   amortization .........................      1,806      1,891       1,827      2,567       2,660      2,631       2,612      3,494
                                               -----      -----       -----      -----       -----      -----       -----      -----
Total operating expenses ................     55,331     63,419      61,211     71,314      72,664     84,112      84,398     92,114
Operating income (loss) .................      4,165     (2,217)      5,481      5,440       7,495       (547)      5,411      9,159
Gain (loss) on sale of
  facilities ............................        147        591         110         84        --          (11)          3          2
                                               -----      -----       -----      -----       -----      -----       -----      -----

Income (loss) before income
  taxes and extraordinary
  items .................................      4,312     (1,626)      5,591      5,524       7,495       (558)      5,414      9,161
Provision for income tax ................      1,810        235       2,185      1,618       2,876       (355)      1,928      3,443
                                               -----        ---       -----      -----       -----       ----       -----      -----
Income (loss) before
  extraordinary items ...................      2,502     (1,861)      3,406      3,906       4,619       (203)      3,486      5,718
Extraordinary items .....................       --          (74)       --          (12)       --       (1,138)       --         --
                                               -----      -----       -----      -----       -----      -----       -----      -----

Net income (loss) .......................   $  2,502   $ (1,935)   $  3,406   $  3,894    $  4,619   $ (1,341)   $  3,486   $  5,718
                                            ========   ========    ========   ========    ========   ========    ========   ========
Net income (loss) per common
  and common equivalent share   .........   $    .14   $   (.11)   $    .18   $    .18    $    .20   $   (.06)   $   0.15   $    .25
                                            ========   ========    ========   ========    ========   ========    ========   ========


                                      F-23